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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                              Qualix Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  747586 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)
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------------------------                                     -------------------
 CUSIP No.  747586 10 5               13G                     Page 2 of 5 Pages
------------------------                                     -------------------

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Richard G. Thau
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [_]
   N/A                                                               (b)   [_]
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
                    5 SOLE VOTING POWER

                      87,420 shares (includes options exercisable into shares)
                ----------------------------------------------------------------
    NUMBER OF       6 SHARED VOTING POWER
    SHARES
 BENEFICIALLY         624,580 shares
   OWNED BY     ----------------------------------------------------------------
     EACH           7 SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH         87,420 shares (includes options exercisable into shares)
                ----------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       624,580 shares
--------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   712,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   6.6%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

    CUSIP No. 747586 10 5                                     Page 3 of 5 Pages
             ------------

Item 1.

     (a)  Name of Issuer

          Qualix Group, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          177 Bovet Road, Second Floor
          San Mateo, California 94402

Item 2.

     (a)  Name of Person Filing

          Richard G. Thau

     (b)  Address of Principal Business Office or, if none, Residence

          177 Bovet Road, Second Floor
          San Mateo, California 94402

     (c)  Citizenship

          United States

     (d)  Title of Class of Securities

          Common Stock

     (e)  CUSIP Number

          747586 10 5

Item 3.

     N/A

Item 4.  Ownership

     (a)  Amount Beneficially Owned

          712,000

     (b)  Percent of Class

          6.6%
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    CUSIP No. 747586 10 5                                     Page 4 of 5 Pages
             ------------

     (c)  Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote               87,420
           (ii)    shared power to vote or to direct the vote            624,580
          (iii)    sole power to dispose or direct the disposition of     87,420
           (iv)    shared power to dispose or direct the disposition of  624,580

Item 5.   Ownership of Five Percent or Less of a Class.

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group

          N/A

Item 9.   Notice of Dissolution of Group

          N/A

Item 10.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    CUSIP No. 747586 10 5                                     Page 5 of 5 Pages
             ------------


Dated:    February 11, 1999



                                    RICHARD G. THAU

                                    By:        /s/ Richard G. Thau
                                              ---------------------------------